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Exhibit 5

[LETTERHEAD OF PATTON BOGGS LLP]

August , 2008	Patton Boggs LLP (202) 457-6000

Emclaire Financial Corp.
Board of Directors
612 Main Street
Emlenton, Pennsylvania 16373

Re:	Emclaire Financial Corp. Registration Statement on Form S-1 (Registration No. 333-151993)

Gentlemen:

        We have acted as special counsel to Emclaire Financial Corp. (the "Company"), a Pennsylvania corporation, in connection with the preparation and filing with the Securities and Exchange Commission of the Company's registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"). The Registration Statement relates to the issuance and sale by the Company of its common stock, par value $1.25 per share ("Common Stock"), pursuant to an Agreement and Plan of Conversion Merger, dated as of May 22, 2008 (the "Agreement"), by and among the Company, The Farmers National Bank of Emlenton (the "Bank"), a national banking association and wholly-owned subsidiary of the Company, and Elk County Savings and Loan Association ("Elk County"), a Pennsylvania-chartered mutual savings association, and the Plan of Conversion Merger of Elk County with the Bank, dated as of May 22, 2008 (the "Plan").

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise indicated to our satisfaction, of (i) the Company's Registration Statement; (ii) the Amended and Restated Articles of Incorporation and Bylaws of the Company; (iii) resolutions adopted by the board of directors of the Company relating to the Agreement, the Plan and the issuance of the Common Stock; and (iv) such other documents and matters of law as we have deemed necessary or appropriate as a basis for the opinion set forth below.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any other facts material to this opinion, which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

        This opinion is limited in all respects to matters of federal law and the business corporation law of the Commonwealth of Pennsylvania, and we express no opinion as to the laws of any other jurisdiction.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock, when issued and sold in accordance with the terms of the Agreement and the Plan, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal and Tax Opinions" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very Truly Yours,

Patton Boggs LLP

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  Exhibit 5